Exhibit 10.11

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

CONSULTING Agreement

THIS AGREEMENT is dated as of June 29, 2015 (the “Effective Date”)

BETWEEN:

AMORFIX LIFE SCIENCES LTD. (to be renamed ProMIS Neurosciences Inc.), a corporation existing under the federal laws of Canada with a registered address at 1500-1055 West Georgia, Vancouver V6E 4N7

(the “Company”)

AND:

VIRTUA, LLC, a limited liability company formed pursuant to the laws of Delaware

(the “Consultant”)

WHEREAS:

A.	The Company wishes to engage the Consultant to provide executive management services to the Company; and

B.	The Company and the Consultant wish to specify the terms of the engagement herein.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

PROVISION OF SERVICES

1.                            Services. Commencing on June 29, 2015 (the “Start Date”), the Consultant will perform for the Company (as an independent contractor and not as employee, agent, partner or joint venturer) the services described in Schedule A (collectively, the “Services”). Schedule A forms an integral part of this Agreement and is hereby incorporated by reference.

2.                            Consultant Representatives. The Consultant agrees that it will make available each of Elliot Goldstein (“Goldstein”) and Eugene Williams (“Williams” and together with Goldstein, the “Consultant Representatives” and each a “Consultant Representative”) to perform the Services and that each of the Consultant Representatives will devote their best efforts, skills and attention to the performance of their respective duties and responsibilities in respect of the offices of the Company or any of its subsidiaries to which the Consultant Representatives may be appointed.

3.                            Quality of Service. The Consultant represents, warrants, and covenants that it will (and will cause the Consultant Representatives to) a) perform the Services in a timely, competent and professional manner in accordance with the standards and practices commonly expected of qualified and experienced providers of similar services, (b) perform the Services in compliance with all applicable laws, rules, ordinances and regulations that are now applicable to the Consultant, the Consultant Representatives or the Services, whether federal, state, provincial, municipal or otherwise, and (c) at all times act in the best interests of the Company and perform the Services in a faithful manner to the best ability of the Consultant and each of the Consultant Representatives.

4.                            Licenses and Approvals. The Consultant will, at the Consultant’s own expense, obtain and maintain ordinary course business licenses (such as municipal licenses or registration as a Delaware LLC) required by the Consultant and the Consultant Representatives to perform the Services.

5.                            Subcontracting and Assignment. The Consultant will not, without the prior written consent of the Company (which consent the Company may in its sole discretion withhold), subcontract, delegate or otherwise assign any or all of the Consultant’s obligations under this Agreement.

TERM AND TERMINATION

6.                            Term. The term of this Agreement will be as set out on Schedule A.

7.                            Effect of Termination. If this Agreement is terminated as provided herein, except as expressly set out in Schedule A, the Company’s sole liability shall be to pay the Consultant for all properly performed Services to the effective date of termination and neither the Consultant nor the Consultant Representatives will have any other claim for compensation, losses, costs or damages of any nature or kind based on such termination. All obligations and rights that, by their nature, are intended to survive the termination or expiration of this Agreement will so survive.

FEES AND EXPENSES

8.                            Fees. In consideration for performing the Services, the Company will pay the Consultant those fees (the “Fees”), and reimburse those expenses (the “Expenses”), set out in Schedule A.

9.                            Taxes and Benefits. The Consultant represents, warrants and covenants that the Consultant is acting and will act only as independent contractor (and, in any event, never as an employee of the Company). The Consultant acknowledges and agrees that, in its performance under this Agreement, neither the Consultant nor either Consultant Representative, will be entitled to any employee-like benefits or any direct or indirect compensation other than that expressly set out in this Agreement. The Consultant will, as an independent contractor, collect and/or remit as required, all amounts, and will register with any workers’ compensation entities or other governmental bodies, and deal with all tax and other requirements, and satisfy all applicable compliance requirements, as required or permitted under law by all municipal, provincial, state or federal governments. The Consultant agrees that the Company will not be responsible for registering under any workers’ compensation legislation or for withholding or remitting any amounts for income taxes, social security taxes, (un)employment insurance, or other deductions that would be required in an employment relationship in any jurisdiction.

CONFIDENTIALITY AND RESTRICTIVE COVENANTS

10.                          Definitions. In this Agreement,

(a)           “Company Entities” means the Company and its subsidiary, parent and affiliate corporations, to the extent that such reference does not require any subsidiary party to be added as a party to this Agreement other than as a third party beneficiary, each of whom will be expressly deemed an intended third party beneficiary of this Agreement and will have the right to enforce the terms and conditions of this Agreement; and

(b)          “Confidential Information” means all information in any form (including all electronic, magnetic, physical, intangible, visual and oral forms) and whether or not such information has been marked or indicated as confidential, that is known, held, used or disclosed by or on behalf of the Company Entities in connection with its business, and that, at the time of its disclosure: (i) is not available or known to the general public; (ii) by its nature or the nature of its disclosure, would reasonably be determined to be confidential; or (iii) is marked or indicated as proprietary or confidential; and includes patent applications, trade secrets, technology, know-how, technical information, supplier and customer information (whether past, present, future and prospective), strategic plans, financial information, marketing information, information as to business opportunities, strategies and research and development, consultation records and plans, communications, meetings, conversations, surveys, third party data and studies.

11.                           Confidentiality. In connection with the Consultant’s performance under this Agreement, the Company has furnished or may furnish to the Consultant, or the Consultant may acquire, develop or conceive of, Confidential Information, all of which the Consultant will treat strictly in accordance with this Agreement. For greater clarity, the parties hereby acknowledge and agree that Confidential Information can encompass information regardless of whether it was disclosed prior to the date of this Agreement or after. In connection with this,

(a)            Obligations—at all times during and after this Agreement (subject to §11(b)), the Consultant will protect the Confidential Information using a reasonable degree of care, and will take all reasonable steps to safeguard the Confidential Information from unauthorized disclosure, and without limiting the foregoing will not, directly or indirectly, (i) copy or reproduce any of the Confidential Information, (ii) use any Confidential Information for any purpose other than the proper performance of the Consultant’s duties, or (iii) subject to §11(c), disclose any of the Confidential Information except strictly to those of the Company’s directors, officers, consultants, attorneys, accountants, advisors and personnel to whom disclosure is necessary to carry out the Consultant’s duties,

(b)            Exceptions—this §11 imposes no obligation upon any person with respect to any information or part thereof that the Consultant can establish that, other than as a result of a breach of this Agreement, (i) was in the Consultant’s possession prior to entering into this Agreement without any restriction of confidentiality owed to any Company Entity, (ii) is or becomes generally available to the public rightfully without restrictions of confidentiality, or (iii) becomes available to the Consultant after the term of this Agreement from a third party (other than any Company Entity) who has no obligation of confidentiality with respect thereto,

(c)            Required Disclosures—if the Consultant is requested or required (including, without restriction, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) by any law to disclose any Confidential Information, he may disclose strictly that Confidential Information for which disclosure is required to comply with any such applicable law, provided that the Consultant (i) unless prohibited by such applicable law, provides the Company with written notice as soon as practicable in the circumstances so that the Company may contest the disclosure or seek an appropriate protective order, and (ii) cooperates reasonably and in good faith with the Company in its efforts to prevent, restrict or contest such required or requested disclosure.

(d)            Acknowledgement—the Consultant acknowledges and agrees that the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill therein, constitute proprietary rights which the Company is entitled to protect.

GENERAL PROVISIONS

12.                          No Liability. In no event will the Company or its Company Entities be liable for any claims made by the Consultant, the Consultant Representatives or any third party for any special, indirect, incidental, or consequential damages in connection with this Agreement, whether for negligence or breach of contract, including without limitation loss of business opportunities, profits or revenues, and whether or not the possibility of such damages or loss of opportunities, profits or revenues has been disclosed by the Consultant in advance or could have been reasonably foreseen by the Company. The Company’s liability for any and all direct damages in connection with this Agreement will not, in any event, in aggregate exceed the total fees actually paid or payable to the Consultant for the Services performed under the terms of this Agreement.

13.                          Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will not be affected.

14.                          Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein without reference to its conflict of laws principles.

15.                          Notice. Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by either party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in any government post office or by email, or other similar form of written communication, in each case, addressed as above or to another address as notified hereunder from time to time.

16.                          Interpretation. In this Agreement, (a) “§” means a section, subsection, paragraph or sub-paragraph of this Agreement and “Part” means a captioned part of this Agreement, (b) any word in this Agreement is deemed to include the masculine, feminine, neuter, singular or plural form thereof as the context so required, (c) the captions and headings used in this Agreement are for convenience only and do not constitute substantive matter and are not to be construed as interpreting the contents of this Agreement, and (d) the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto).

17.                          Entire Agreement. This Agreement, including all Schedules hereto, forms the entire agreement among the parties and supersedes all prior agreements, proposals or communications relative to the subject matter of this Agreement. Amendments to or waivers of this Agreement will be effective only if in writing and signed by authorized representatives of all parties. Unless otherwise expressly stated, if there is any necessary conflict between any of the terms of this Agreement and Schedules to this Agreement, this Agreement will take precedence.

18.                          Acceptance. This Agreement is executed effective as of the day and year first above written and may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument, and delivery of the counterparts may be effected by means of electronic transmission. The reproduction of signatures by electronic transmission will be treated as binding as if originals

AMORFIX LIFE SCIENCES LTD.

Per:	/s/
Authorized Signatory

VIRTUA LLC

Per:	/s/ Eugene Williams
Eugene Williams

Per:	/s/ Elliot Goldstein
Elliot Goldstein

SCHEDULE A

SERVICES

A1.                         Services (Scope of Work).

(a)            Goldstein. Goldstein shall be appointed by the Company as the Chief Executive Officer (“CEO”) and a director of the Company (subject to any applicable shareholder approval) and to hold such offices as the Board of Directors of the Company and the Consultant agree from time to time. Goldstein’s duties will generally be to provide the Company and its subsidiaries with executive managerial services (the “CEO Services”) customary for a CEO of a public company working for the Company on a full time basis and to perform any and all duties and responsibilities reasonably assigned to it from time to time by the Board of Directors of the Company in connection therewith. The Consultant will (and will cause the Consultant Representatives to) dedicate appropriate attention, time and effort to Company in connection with the Services. The parties expect that the Services will generally consume Goldstein’s full working time and attention.

(b)            Williams. Williams shall be appointed the Executive Chair (the “Chair”) of the Company and a director of the Company (subject to any applicable shareholder approval) and to hold such offices as the Board of Directors of the Company and the Consultant agree from time to time. Williams’ duties will generally be to provide the Company and its subsidiaries with the executive services (the “Chair Services”, and collectively with the CEO Services, the “Services”) customary for a Chair of a public company and to perform any and all duties and responsibilities reasonably assigned to him from time to time by the Board of Directors of the Company in connection therewith. The parties expect that Williams will devote the working time and attention commensurate with the duties of an Executive Chair.

A2.                         Location. The parties expect that Goldstein will generally perform the Services from San Francisco, California, and that Williams will generally perform the Services from his own office in Boston, Massachusetts, though the Company may require that the Consultant Representatives to travel from time to time (such travel to be reimbursed in accordance with the provisions of this Agreement).

TERM

A3.                         Term. The term of this Agreement will commence on the Effective Date and will continue until terminated earlier in accordance with §A4.

A4.                         Termination. This Agreement may be terminated as follows:

(a)           by the Consultant for any reason at any time upon thirty (30) days’ written notice to the Company, which the Company may abridge or waive in its sole discretion;

(b)           by the Consultant immediately upon notice if the Company has materially breached this Agreement and such breach remains uncured after fifteen (15) days’ written notice from the Consultant to the Company describing the reasonable particulars of such breach;

(c)           by the Company immediately upon written notice if the Consultant has materially breached this Agreement and such breach remains uncured after fifteen (15) days’ written notice from the Company to the Consultant describing the reasonable particulars of such breach;

(d)           by the Company in circumstances where §A4(c) does not apply, for any reason at any time upon thirty (30) days’ written notice to the Consultant;

(e)           automatically upon the death or permanent disability of one of the Consultant’s Representatives; or

(f)            upon the written, mutual agreement of both parties.

FEES AND PAYMENT

A5.                         Fees. The fixed Fees for performing the Services are [***] US DOLLARS (US$[***]) on a fixed fee basis per month (to be allocated for the Company’s purposes as to US$[***] for Goldstein’s services and US$[***] for Williams’ services) plus Applicable Taxes. The Company will pay the Consultant in equal, monthly installments as a monthly retainer on the first business day of each such period commencing upon the Start Date.

A6.                         Expenses. The Company will reimburse the Consultant in accordance with its normal policies and practices for the Consultant’s reasonable, out-of-pocket expenses or disbursements actually and necessarily incurred or made by the Consultant in connection with the performance of the Services (collectively, “Expenses”).

A7.                         Option Grant. The Company plans to complete the private placement (the “Private Placement”) that was announced by the Company on May 22, 2015 in more than one closing (with a first closing on July 6, 2015) and, in connection therewith, will grant to each of the Consultant’s Representatives on each closing date of the Private Placement the maximum number of options (the “Options”) permitted under the Company’s Stock Option Plan (being a grant to each optionee of 5% of the Company’s then issued and outstanding shares) until each of the Consultant’s Representatives has been granted Options equal to five percent of the shares issued and outstanding immediately following the completion or termination of the Private Placement. All such Options will be subject to the Company’s Stock Option Plan, as amended from time to time, will expire on the date that is 10 years after the grant date and will entitle the optionee to acquire shares at the Market Price (as defined in the TSX Company Manual) on the grant date (the “Strike Price” for such Options), subject to vesting as follows: one quarter will vest immediately on the grant of the Options and the balance will vest in equal installments on the last day of each month for 36 months following the Effective Date, except, in the event of a Change of Control or in the case where there is a termination Without Good Reason, on the occurrence of which the entire balance shall vest immediately. In the event this Agreement is terminated other than for a Change of Control or where there is a termination Without Good Reason, unvested Options will cease vesting as of such termination date.

A8.                         Taxes. From time to time, the Consultant will advise the Company of the Consultant’s applicable sales or service tax registration numbers and will be responsible for collecting from the Company and remitting all applicable excise, sales, goods and services, and use taxes imposed by any federal, state, provincial, municipal or other governmental authority (each an “Applicable Tax”) on the Services. The Company will pay all such Applicable Taxes to the Consultant. The Consultant will be responsible for any error or omission of Applicable Taxes and will promptly indemnify the Company for any liability the Company incurs as a result of such error or omission by the Consultant.

SCHEDULE B
CHANGE OF CONTROL
DEFINITIONS

In this Agreement,

“Acquiror” means a person, or a group of persons (including their Affiliates) acting jointly and in concert, who are different from (i) a person or group of persons holding the securities or the assets of the Company, as the case may be immediately prior to a transaction, or (ii) the affiliates of the Company;

“Change of Control” means

(i)            a merger, consolidation, amalgamation, arrangement or reorganization of the Company (or series of such transactions) that results in the transfer of more than fifty percent 50% of the total voting power of the Company’s (or resulting entity’s) outstanding securities to an Acquiror when compared against the total voting power of the Company prior to such transaction or series of transactions,

(ii)            a direct or indirect sale or other transfer of beneficial ownership of all or substantially all of the issued and outstanding securities of the Company to an Acquiror,

(iii)            a direct or indirect sale or other transfer of beneficial ownership of

(A)            securities of the Company possessing more than twenty-fifty percent (25%) of the total combined voting power of the Company’s outstanding securities, or

(B)            the right to appoint a majority of the board of directors of the Company or otherwise directly or indirectly control the management, affairs and business of the Company;

to an Acquiror, the result of which is that a majority of the Company’s board of directors elected at a proximate annual or special meeting of shareholders of the Company are non-incumbent individuals who are nominees of such Acquiror, or

(iv)            the direct or indirect sale or other disposition of all or substantially all of the assets of the Company to an Acquiror.

“Without Good Reason” means the occurrence of one of the following events without the applicable Consultant Representative’s written consent:

(i)            upon termination under section A4(b);

(ii)            change in the location from which a Consultant Representative is required to perform his Services; or

(iii)            a material reduction in the responsibilities, title or reporting of the applicable Consultant Representative.